Exhibit T3A.46.3
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
THE CIT CROUP/CONSUMER FINANCE, INC.
UNDER SECTION 805 OF THE
BUSINESS CORPORATION LAW
* * * * *
     WE, THE UNDERSIGNED, GALE W. IRWIN and NORMAN H. ROSEN, being respectively the Vice President and the Secretary of THE CIT GROUP/CONSUMER FINANCE, INC., hereby certify:
     1. The name under which the corporation was formed is:
          UNIVERSAL C.I.T. LOAN COMPANY OF NEW YORK, INC.
     2. The Certificate of Incorporation of said corporation was filed by the Department of State on the 5th day of January, 1967.

     3. (a) The Certificate of Incorporation is amended to change the name of the corporation.
     (b) To effect the foregoing, Article “FIRST” is amended to read as follows:
     “FIRST: The name of the corporation is THE CIT CROUP/CONSUMER FINANCE, INC. (NY)”
     4. The amendment was authorized in the following manner:
     By the unanimous written consent of the Board of Directors, followed by the unanimous written consent of the shareholders.
     IN WITNESS WHEREOF, we have signed this certificate on the 1st day of April 1993, and we affirm the statements contained therein as true under penalties of perjury.

/s/ GALE W. IRWIN

Gale W. Irwin, Vice President

/s/ NORMAN H. ROSEN

Norman H. Rosen, Secretary